Exhibit 10.2

EXECUTION VERSION

PREFERRED STOCK PURCHASE AGREEMENT

BY AND AMONG

EXCO RESOURCES, INC.

AND

THE PURCHASERS NAMED HEREIN

Dated March 28, 2007

PREFERRED STOCK PURCHASE AGREEMENT

This PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is entered into as of March 28, 2007, by and among EXCO Resources, Inc., a Texas corporation (“EXCO”), and the Persons listed on Schedule A attached hereto (each, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, prior to the execution of this Agreement, EXCO and certain of its subsidiaries entered into a Purchase and Sale Agreement (the “Vernon Acquisition Agreement”) with Anadarko Petroleum Corporation, a Delaware corporation (“APC”), and Anadarko Gathering Company, a Delaware corporation (“AGC” and, together with APC, “Anadarko”), dated December 22, 2006, pursuant to which EXCO and such subsidiaries agreed to purchase, and Anadarko agreed to sell, certain oil and gas properties in Louisiana (the “Vernon Acquisition”);

WHEREAS, in connection with its financing of the Vernon Acquisition, EXCO desires to issue and sell, and the Purchasers desire to purchase, (a) an aggregate of 39,008 shares (the “7.0% Preferred Shares”) of 7.0% Preferred Stock in the series and amounts set forth on Schedule A hereto, which 7.0% Preferred Shares will be convertible into shares of Common Stock (the “Initial Conversion Shares”), and (b) an aggregate of 160,992 shares (the “Hybrid Preferred Shares” and together with the 7.0% Preferred Shares, the “Purchased Shares”) of Hybrid Preferred Stock in the series and amounts set forth on Schedule A hereto, which Hybrid Preferred Shares will be convertible into shares of Common Stock after the NYSE Approval Date (the “Subsequent Conversion Shares” and together with the Initial Conversion Shares, the “Conversion Shares”); and

WHEREAS, EXCO has agreed to effect the registration under the Securities Act of the resale of (a) the Conversion Shares, the Series A-1 Preferred Stock and, after the NYSE Approval Date, the Hybrid Preferred Shares pursuant to the terms and conditions set forth in the registration rights agreement in the form attached hereto as Exhibit C (the “7.0% Preferred Registration Rights Agreement”), and (b) the Hybrid Preferred Shares, pursuant to the terms and conditions set forth in the registration rights agreement in the form attached hereto as Exhibit D (the “Hybrid Preferred Registration Rights Agreement” and, together with the 7.0% Preferred Registration Rights Agreement, the “Registration Rights Agreements”).

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“7.0% Preferred Statements of Designation” shall mean the Series A-1 7.0% Preferred Statement of Designation, the Series A-2 7.0% Preferred Statement of Designation, the Series B 7.0% Preferred Statement of Designation and the Series C 7.0% Preferred Statement of Designation.

“7.0% Preferred Registration Rights Agreement” shall have the meaning specified in the recitals.

“7.0% Preferred Shares” shall have the meaning set forth in the recitals.

“7.0% Preferred Stock” shall mean the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“8-K Filing” shall have the meaning specified in Section 5.04.

“Acceptance Date” shall have the meaning specified in Section 5.09(a)(iv).

“Affiliate” shall mean, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“AGC” shall have the meaning specified in the recitals.

“Anadarko” shall have the meaning specified in the recitals.

“APC” shall have the meaning specified in the recitals.

“Ares” means, collectively, Ares Corporate Opportunities Fund, L.P., Ares Corporate Opportunities Fund II, L.P., Ares Management LLC and any other investment fund, whether now in existence or hereafter formed, which is managed or controlled by Ares Management LLC or any of its affiliates (as such term is defined in Rule 12b-2 of the Exchange Act), or of which Ares Management LLC or any of its affiliates is an advisor.

“Articles of Incorporation” shall mean the Third Amended and Restated Articles of Incorporation of EXCO, dated as of February 6, 2006.

“Board of Directors” shall have the meaning specified in Section 3.29.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which banking institutions are not required to be open in the State of New York.

“Bylaws” shall mean the Bylaws of EXCO, as amended and restated on February 4, 2006.

“Capital Stock” of any Person shall mean any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preference Stock, but excluding any debt securities convertible into such equity.

“Closing” shall have the meaning specified in Section 2.03.

“Closing Date” shall have the meaning in Section 2.03.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock” shall mean the common stock of EXCO, par value $0.001 per share.

“Contract” shall have the meaning specified in Section 3.05.

“Conversion Shares” shall have the meaning specified in the recitals.

“Convertible Securities” shall mean indebtedness or shares of Capital Stock convertible into or exchangeable for Common Stock.

“Credit Facilities” means (a) the Resources Credit Facility and (b) the EPOP Credit Facility.

“Eligible Purchaser” shall have the meaning specified in Section 5.09(a)(i).

“Eligible Shares” shall mean with respect to a Subsequent Placement of Common Stock, Convertible Securities or Options at a price per share or, if applicable, with an exercise, exchange or conversion price per share, less than the lesser of $19.00 or the then-applicable Conversion Price (as defined in the Statements of Designation), the 7.0% Preferred Shares and the Hybrid Preferred Shares.

“Environmental Laws” shall have the meaning specified in Section 3.21.

“EPOP” shall mean EXCO Partners Operating Partnership, LP.

“EPOP Credit Facility” shall mean the Second Amended and Restated Credit Agreement to be dated as of March 30, 2007, by and among EPOP, certain of its Subsidiaries and JPMorgan Chase Bank, N.A., as Administrative Agent.

“EPOP Indebtedness” shall have the meaning specified in Section 5.03.

“Equity Contribution Agreement” shall mean the Second Amended and Restated Equity Contribution Agreement, dated October 13, 2006, among EXCO, EPOP and JPMorgan Chase Bank, N.A., as Administrative Agent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

“Escrow” shall have the meaning specified in Section 2.01.

“Escrow Agent” shall have the meaning specified in the Escrow Agreement.

“Escrow Agreement” shall have the meaning specified in Section 2.01.

“Escrow Release Date” shall have the meaning specified in Section 2.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“EXCO” shall have the meaning specified in the introductory paragraph.

“EXCO Disclosure Schedules” shall have the meaning specified in Article III.

“EXCO Material Adverse Effect” shall mean any change, inaccuracy, effect, event, result, occurrence, condition or fact (each, an “Event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other Event or Events, a material adverse effect on (i) the ability of EXCO to perform its obligations hereunder or under the other Transaction Documents, (ii) the ownership, financial condition, capitalization, assets, liabilities or results of operation of EXCO and its Subsidiaries, taken as a whole, or (iii) a material impairment of the right of the Purchasers under, or enforceability by the Purchasers of, the Transaction Documents; provided, however, that an EXCO Material Adverse Effect shall not include (only in the case of clause (ii) above) such material adverse effects to the extent resulting from (a) general changes in oil and gas prices, (b) general changes in industry conditions or markets, economic conditions or political conditions so long as such conditions do not have a materially disproportionate effect on EXCO and its Subsidiaries, (c) outbreak of hostilities or declaration of war and (d) effects or changes that are cured without cost to the Purchasers or EXCO or any of its Subsidiaries.

“Form 10-K” shall mean EXCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Commission on March 19, 2007.

“Funding Date” shall have the meaning specified in Section 2.03.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county parish or municipality, jurisdiction or other political subdivision thereof.

“Governmental Authorizations” shall have the meaning specified in Section 3.16(b).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Purchaser” shall mean any Purchasers required to receive clearance for the transactions contemplated by this Agreement under the HSR Act.

“Hybrid Preferred Statements of Designation” shall mean the Series A-1 Hybrid Preferred Statement of Designation and the Series A-2 Hybrid Preferred Statement of Designation.

“Hybrid Preferred Registration Rights Agreement” shall have the meaning specified in the recitals.

“Hybrid Preferred Shares” shall have the meaning specified in the recitals.

“Hybrid Preferred Stock” shall mean the Series A-1 Hybrid Preferred Stock and the Series A-2 Hybrid Preferred Stock.

“Indemnifying Party” shall have the meaning specified in Section 6.03.

“Initial Conversion Shares” shall have the meaning specified in the recitals.

“Initial Securities” shall have the meaning specified in Section 5.09(a)(ii).

“Knowledge” shall mean with respect to EXCO and its Subsidiaries, the actual knowledge of the Chief Executive Officer, President or any Vice President of EXCO.

“Law” shall mean any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” shall mean any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction.

“Major Purchaser” shall mean each Purchaser purchasing, together with its Affiliates, the 7.0% Preferred Shares and Hybrid Preferred Shares in an aggregate amount equal to or greater than $150,000,000 pursuant to this Agreement.

“Material Contracts” shall have the meaning specified in Section 3.09.

“NYSE” shall mean the New York Stock Exchange, Inc.

“NYSE Approval Date” means the date on which the NYSE Shareholder Approval is obtained.

“NYSE Approval Proposal” shall mean the proposal to approve (i) the designations, preferences, limitations and relative rights set forth on Annex III of the Hybrid Preferred Statements of Designation, including the convertibility of the Hybrid Preferred Stock into Common Stock, (ii) the issuance of all of the shares of Common Stock issuable upon the conversion of the Hybrid Preferred Stock and (iii) the removal of the restriction on adjustments to the conversion price of the 7.0% Preferred Stock as set forth in Section 10 of the 7.0% Preferred Statements of Designation, each in accordance with the rules of the NYSE or any other U.S. national securities exchange on which the Common Stock is then listed.

“NYSE Shareholder Approval” shall mean the requisite approval of the NYSE Approval Proposal, as required by the NYSE or any other U.S. national securities exchange on which the Common Stock is then listed, by the holders of the Capital Stock of the Company entitled to vote.

“Notice of Acceptance” shall have the meaning specified in Section 5.09(a)(i).

“Oaktree” means collectively, OCM Principal Opportunities Fund IV, L.P., OCM EXCO Holdings, LLC and any other investment fund or account, whether now in existence or hereafter formed, which is managed or controlled by Oaktree Capital Management, LLC or any of its affiliates (as such term is defined in Rule 12b-2 of the Exchange Act), or of which Oaktree Capital Management, LLC or any of its affiliates is an advisor.

“Offer” shall have the meaning specified in Section 5.09(a)(i).

“Offered Securities” shall have the meaning specified in Section 5.09(a)(i).

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Parties” shall mean EXCO and each of the Purchasers.

“Permitted Business Investments” shall mean investments and expenditures made in the in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other hydrocarbons and minerals through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including (a) ownership interests in oil, natural gas, other hydrocarbon and mineral properties or gathering, transportation, processing, storage or related systems, and (b) entry into, and investments and expenditures in the form of or pursuant to, operating agreements, joint venture agreements, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts and other similar agreements with third parties.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Post-Approval Reserve Amount” shall have the meaning specified in Section 5.02(b).

“Pre-Approval Reserve Amount” shall have the meaning specified in Section 5.02(a).

“Preference Stock” as applied to the Capital Stock of any Person, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Preferred Stock” shall mean the 7.0% Preferred Stock and the Hybrid Preferred Stock.

“Prohibited Transaction” shall have the meaning specified in Section 4.09.

“Proxy Statement” shall have the meaning specified in Section 5.06.

“Purchase Price” shall have the meaning specified in Section 2.01.

“Purchased Shares” shall have the meaning specified in the recitals.

“Purchaser Indemnified Parties” shall have the meaning specified in Section 6.01.

“Purchasers” shall have the meaning specified in the preamble.

“Refused Securities” shall have the meaning specified in Section 5.09(a)(iii).

“Registration Rights Agreements” shall have the meaning specified in the recitals.

“Representatives” of any Person shall mean the officers, directors, employees, agents and other representatives of such Person.

“Reserve Reports” shall have the meaning specified in Section 3.28.

“Resources Credit Facility” means the Amended and Restated Credit Agreement, dated as of March 17, 2006, as amended, by and among the Company, certain of its Subsidiaries, the lenders defined therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities Inc., as Sole Bookrunner and Lead Arranger.

“SEC Filings” shall have the meaning specified in Section 3.06.

“Second Notice of Acceptance” shall have the meaning specified in Section 5.09(a)(iii).

“Second Offer” shall have the meaning specified in Section 5.09(a)(iii).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Series A-1 Hybrid Preferred Statement of Designation” shall mean the Statement of Designation for the Series A-1 Hybrid Preferred Stock attached hereto as Exhibit B-1.

“Series A-1 Hybrid Preferred Stock” shall mean the series of preferred stock, par value $0.001 per share, of EXCO designated as the “Series A-1 Hybrid Preferred Stock” having the rights and privileges set forth in the Series A-1 Hybrid Preferred Statement of Designation.

“Series A-1 7.0% Preferred Statement of Designation” shall mean the Statement of Designation for the Series A-1 Preferred Stock attached hereto as Exhibit A-1.

“Series A-1 Preferred Stock” shall mean the series of preferred stock, par value $0.001 per share, of EXCO designated as the “Series A-1 7.0% Cumulative Convertible Perpetual Preferred Stock” having the rights and privileges set forth in the Series A-1 7.0% Preferred Statement of Designation.

“Series A-2 7.0% Preferred Statement of Designation” shall mean the Statement of Designation for the Series A-2 Preferred Stock attached hereto as Exhibit A-2.

“Series A-2 Hybrid Preferred Statement of Designation” shall mean the Statement of Designation for the Series A-2 Hybrid Preferred Stock attached hereto as Exhibit B-2.

“Series A-2 Hybrid Preferred Stock” shall mean the series of preferred stock, par value $0.001 per share, of EXCO designated as the “Series A-2 Hybrid Preferred Stock” having the rights and privileges set forth in the Series A-2 Hybrid Preferred Statement of Designation.

“Series A-2 Preferred Stock” shall mean the series of preferred stock, par value $0.001 per share, of EXCO designated as the “Series A-2 7.0% Cumulative Convertible Perpetual Preferred Stock” having the rights and privileges set forth in the Series A-2 7.0% Preferred Statement of Designation.

“Series B 7.0% Preferred Statement of Designation” shall mean the Statement of Designation for the Series B Preferred Stock attached hereto as Exhibit A-3.

“Series B Preferred Stock” shall mean the series of preferred stock, par value $0.001 per share, of EXCO designated as the “Series B 7.0 % Cumulative Convertible Perpetual Preferred Stock” having the rights and privileges set forth in the Series B 7.0% Preferred Statement of Designation.

“Series C 7.0% Preferred Statement of Designation” shall mean the Statement of Designation for the Series C Preferred Stock attached hereto as Exhibit A-4.

“Series C Preferred Stock” shall mean the series of preferred stock, par value $0.001 per share, of EXCO designated as the “Series C 7.0% Cumulative Convertible Perpetual Preferred Stock” having the rights and privileges set forth in the Series C 7.0% Preferred Statement of Designation.

“Shareholder Meeting” shall mean the annual or special meeting of the holders of Common Stock to be called by EXCO for the purpose of obtaining the NYSE Shareholder Approval.

“Shares” shall mean the Purchased Shares and the Conversion Shares.

“Significant Subsidiary” shall mean any Subsidiary that would be considered a “Significant Subsidiary” of EXCO within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Statements of Designation” shall mean the 7.0% Preferred Statements of Designation and the Hybrid Preferred Statements of Designation.

“Subsequent Conversion Shares” shall have the meaning specified in the recitals.

“Subsequent Placement” shall mean an offering or sale of, or the grant of any Option to purchase, any debt or equity securities (or equity equivalents) of EXCO or the announcement of any such offer, sale or option grant; provided that “securities” shall have the meaning set forth in Section 2(1) of the Securities Act.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares ordinarily entitled to vote in the election of directors or other members of the governing body of such Person (other than solely by reason of a contingency) is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person, (ii) a partnership or limited liability company of which such Person or one of its Subsidiaries is the general partner or managing member, as applicable, or (iii) any other Person in which such Person has the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Survival Period” shall have the meaning specified in Section 7.03(b).

“Transaction Documents” shall mean, collectively, this Agreement, the Registration Rights Agreements, the Escrow Agreement and any and all other agreements or instruments executed and delivered by the Parties hereunder or thereunder, or any amendments, supplements, continuations or modifications thereto.

“Transfer” shall mean a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly.

“Transfer Notice” shall have the meaning specified in Section 5.01(a).

“Triggering Date” means the earliest of (i) the date of the first shareholder meeting of EXCO at which the NYSE Approval Proposal is submitted for shareholder approval and is not approved and adopted by the requisite vote of the shareholders of EXCO, (ii) the date that is 30 days following an adjournment of the first shareholder meeting of EXCO called for the purpose of submitting the NYSE Approval Proposal for shareholder approval and (iii) March 31, 2008.

“Vernon Acquisition” shall have the meaning specified in the recitals.

“Vernon Acquisition Agreement” shall have the meaning specified in the recitals.

“Vernon Acquisition Related Documents” shall mean the Vernon Acquisition Agreement and the EPOP Credit Facility.

Section 1.02           Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II
SALE AND PURCHASE

Section 2.01           Sale and Purchase. Subject to the terms and conditions of this Agreement and the Escrow Agreement, EXCO hereby agrees to sell to each Purchaser, and each Purchaser hereby agrees to purchase from EXCO, the number and series of Purchased Shares set forth opposite such Purchaser’s name on Schedule A to this Agreement, and each Purchaser agrees to pay EXCO the purchase price set forth opposite such Purchaser’s name on Schedule A to this Agreement (with respect to a particular Purchaser, its “Purchase Price”). The Parties agree that the certificates representing the Purchased Shares and the Purchase Price will be held in escrow (the “Escrow”) by the Escrow Agent and shall be invested and released (the date of such release, the “Escrow Release Date”) in accordance with the express provisions of the Escrow Agreement attached to this Agreement as Exhibit H (the “Escrow Agreement”).

Section 2.02           Consideration. The amount per share for each 7.0% Preferred Share and Hybrid Preferred Share that each Purchaser will pay to EXCO to purchase its Purchased Shares shall be $10,000.00.

Section 2.03           Closing. The funding of the Escrow pursuant to this Agreement shall take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas  75201 on the date hereof (the “Funding Date”). The closing of the purchase and sale of the Purchased Shares pursuant to this Agreement, subject to the terms and conditions of the Escrow Agreement (the “Closing”), shall take place at the offices of Fulbright & Jaworski, 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, on the Escrow Release Date (the “Closing Date”).

Section 2.04           EXCO Deliveries. Concurrently with the execution and delivery of this Agreement and subject to the terms and conditions of this Agreement, EXCO has delivered, or caused to be delivered, to each Purchaser:

(a)           the Registration Rights Agreements, duly executed by EXCO;

(b)           the Escrow Agreement duly executed by EXCO and the Escrow Agent;

(c)           a certificate evidencing the incorporation and good standing, or the equivalent thereof, of EXCO and each of its Significant Subsidiaries, issued by the applicable Governmental Authority of the jurisdiction of its organization;

(d)           a side letter of even date herewith regarding the nomination of Ares and Oaktree designees as directors, in the form attached as Exhibit G; and

(e)           one or more management rights agreements as may be reasonably requested by any Purchaser so that such Purchaser’s acquisition of securities pursuant to this Agreement will qualify as a “venture capital investment” for purposes of the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations.

Additionally, EXCO has delivered, or caused to be delivered, to the Escrow Agent certificates representing the Purchased Shares (bearing the legend(s) set forth in Section 5.01(b) and meeting the requirements of the Articles of Incorporation and the applicable Statement of Designation), free and clear of any Liens.

Section 2.05           Purchaser Deliveries. Concurrently with the execution and delivery of this Agreement and subject to the terms and conditions of this Agreement, the Purchasers have delivered, or caused to be delivered, to EXCO:

(a)           the Registration Rights Agreements, duly executed by each Purchaser; and

(b)           the Escrow Agreement, duly executed by each Purchaser.

Additionally, the Purchasers have delivered, or caused to be delivered, to the Escrow Agent payment of the aggregate Purchase Price by wire transfer(s) of immediately available funds to the account designated in the Escrow Agreement.

Section 2.06           Closing Deliveries. At the Closing, EXCO shall deliver, or cause to be delivered, to each Purchaser:

(a)           an opinion addressed to the Purchasers from Vinson & Elkins L.L.P., legal counsel to EXCO, dated as of the Closing Date, in the form attached to this Agreement as Exhibit E;

(b)           an opinion addressed to the Purchasers from William L. Boeing, Vice President and General Counsel of EXCO, dated as of the Closing Date, in the form attached to this Agreement as Exhibit F;

(c)           copies of the Statements of Designation filed on or prior to the date of this Agreement and certified by the Secretary of State of the State of Texas; and

(d)           a certificate executed by the Secretary or an Assistant Secretary of EXCO and dated as of the Closing Date, in form and substance reasonably acceptable to the Purchasers, attaching copies of and certifying as to (i) the resolutions adopted by the Board of Directors of EXCO authorizing the consummation of the transactions contemplated by the Transaction Documents and (ii) the Articles of Incorporation of EXCO in effect at the Closing.

Section 2.07           Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The failure or waiver of performance under any Transaction Document by any Purchaser shall not excuse performance by any other Purchaser. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents to which it is a party, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EXCO

EXCO represents and warrants to each of the Purchasers, on and as of the date of this Agreement (in each case as qualified by matters reflected in the disclosure schedules dated as of the date of this Agreement and delivered by EXCO to the Purchasers on or prior to the date of this Agreement (the “EXCO Disclosure Schedules”)), as follows:

Section 3.01           Organization, Good Standing and Authority. Each of EXCO and its Subsidiaries (a) is an entity duly organized, validly existing and in good standing (to the extent such concept exists in the applicable jurisdiction) under the laws of the jurisdiction of its organization and (b) is duly qualified to do business as a foreign entity in each jurisdiction in which it conducts business, except where the failure to so qualify would not reasonably be expected to have an EXCO Material Adverse Effect. Each of EXCO and its Subsidiaries has all requisite corporate power and authority to own its properties and to carry on its business as currently conducted.

Section 3.02           Authorization; Enforceability. EXCO has all requisite power and authority, and has taken all requisite action on the part of EXCO, its officers, directors and shareholders, to authorize (a) the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of all obligations of EXCO hereunder or thereunder, (b) the adoption and filing of the Statements of Designation and the performance of all obligations of EXCO thereunder, and (c) the issuance (or reservation for issuance) of the Purchased Shares, the Initial Conversion Shares and, subject to the receipt of the NYSE Shareholder Approval, the Subsequent Conversion Shares, all in accordance with the terms of this Agreement. This Agreement and each of the other Transaction Documents to which EXCO is a party has been duly and validly executed and delivered by EXCO and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of EXCO, enforceable against EXCO in accordance with its terms, except as may be limited by (x) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Each of the Vernon Acquisition Related Documents has been, or will be prior to the closing of the Vernon Acquisition, duly and validly executed and delivered by EXCO, any of its Subsidiaries party thereto and, to EXCO’s Knowledge, each of the other parties thereto and (a) assuming the due authorization, execution and delivery by the other parties thereto, constitutes, or will constitute, the legal, valid and binding obligation of EXCO and any such Subsidiary party thereto, enforceable against EXCO and any such Subsidiary in accordance with its terms, and (b) to EXCO’s Knowledge, constitutes, or will constitute, the legal, valid and binding obligation of each of the other parties thereto, enforceable against such parties in accordance with its terms, in each case,  except as may be limited by (x) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 3.03           Capitalization.

(a)           As of the date hereof, the authorized capital stock of EXCO consists of 250,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, of which 200,000 shares have been designated Series A-1 Preferred Stock, 200,000 shares have been designated Series A-2 Preferred Stock, 200,000 shares have been designated Series B Preferred Stock, 200,000 shares have been designated Series C Preferred Stock, 200,000 shares have been designated Series A-1 Hybrid Preferred Stock and 200,000 shares have been designated Series A-2 Hybrid Preferred Stock. As of the close of business on the Business Day prior to the date of this Agreement, (i) 104,237,565 shares of Common Stock were issued, all of which shares were outstanding and none of which shares were held in the treasury of EXCO, (ii) no shares of preferred stock were issued and outstanding and (iii) 9,766,524 shares of Common Stock were reserved for issuance pursuant to EXCO option plans and equity incentive programs as described in the SEC Filings. On a pro forma basis, as of the Closing Date (assuming that the Purchased Shares have been issued as set forth on Schedule A hereto and that no Options have been exercised since the close of business on the Business Day prior to the date of this Agreement), (1) 104,237,565 shares of Common Stock will be issued, all of which shares will be outstanding and none of which shares will be held in the treasury of EXCO, (2)  23,408 shares of Series A-1 Preferred Stock will be issued and outstanding, (3)  975 shares of Series A-2 Preferred Stock will be issued and outstanding, (4)  11,700 shares of Series B Preferred Stock will be issued and outstanding, (5)  2,925 shares of Series C Preferred Stock will be issued and outstanding, (6)  149,441 shares of Series A-1 Hybrid Preferred Stock will be issued and outstanding, (7) 11,551 shares of Series A-2 Hybrid Preferred Stock will be issued and outstanding, and (8) 9,766,524 shares of Common Stock will be reserved for issuance pursuant to EXCO option plans and equity incentive programs as described in the SEC filings. The issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were issued in material compliance with applicable state and federal securities law and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities.

(b)           Except as disclosed in the SEC Filings filed prior to the date of this Agreement, EXCO and its Subsidiaries do not have outstanding (i) any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any shares of its Capital Stock or obligations convertible into, or any contracts or commitments to issue or sell, shares of its Capital Stock that have not otherwise been reserved as described in Section 3.03(a) or (ii) any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of EXCO or any such Subsidiary on any matter submitted to shareholders or a separate class of holders of Capital Stock.

(c)           Except as disclosed in Section 3.03 of the EXCO Disclosure Schedules, there are no outstanding contractual obligations of EXCO or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person, other than guarantees by EXCO of any indebtedness or other obligations of any of its wholly owned Subsidiaries. EXCO or one of its wholly owned Subsidiaries has the unrestricted right to vote, and, subject to limitations imposed by applicable law and the EPOP Credit Facility, to receive dividends and distributions on, all capital securities of its Subsidiaries that are beneficially owned by EXCO or its other Subsidiaries.

(d)           A true and complete list of each of EXCO’s Subsidiaries, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of the outstanding capital stock or other equity interests of each such Subsidiary owned by EXCO and each of its other Subsidiaries, is set forth in Section 3.03 of the EXCO Disclosure Schedules. EXCO does not directly or indirectly own any equity interest, or any interest convertible into or exchangeable or exercisable for any equity interest in, any Person except for those Subsidiaries listed on Section 3.03 of the EXCO Disclosure Schedules and Permitted Business Investments. With respect to each Subsidiary, (i) all the issued and outstanding shares of such Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, were issued in material compliance with applicable state and federal securities law and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (ii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any of such Subsidiary’s capital stock or equity interests or obligations convertible into, or any contracts or commitments to issue or sell, shares of such Subsidiary’s capital stock or equity interests. The issuance and sale of the Purchased Shares hereunder will not obligate EXCO to issue shares of Common Stock or other securities to any other Person (other than the Purchasers) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

(e)           EXCO does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in EXCO upon the occurrence of certain events.

(f)            Except as provided in (i) that certain First Amended and Restated Registration Rights Agreement, dated as of December 30, 2005, by and among EXCO and the other Persons party thereto, and (ii) the Registration Rights Agreements, EXCO is not under any obligation to register under the Securities Act any of its securities or any securities issuable upon exercise or conversion of its securities nor is EXCO obligated to register or qualify any such securities under any applicable state securities or blue sky laws.

Section 3.04           Valid Issuance. The 7.0% Preferred Shares and the Hybrid Preferred Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement and the Escrow Agreement, shall be validly issued, fully paid and nonassessable, shall be free and clear of all Liens (other than those created by the Purchasers), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws, and shall be entitled to all rights, preferences and privileges described in the applicable Statement of Designation. The Conversion Shares, upon conversion of the 7.0% Preferred Shares and/or the Hybrid Preferred Shares, shall be duly and validly authorized, validly issued, fully paid and nonassessable, shall be free and clear of all Liens (other than those created by the Purchasers), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

Section 3.05           No Conflicts. The execution, delivery and performance by EXCO of this Agreement and the other Transaction Documents and the Vernon Acquisition Related Documents to which it or any of its Subsidiaries is a party, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Purchased Shares and Conversion Shares by EXCO, do not, and will not, (a) conflict in any material respect with, or result in a material violation of, any provision of any Law applicable to EXCO or any of its Subsidiaries, (b) conflict with or result in a violation of any provision of the Articles of Incorporation or Bylaws of EXCO or the comparable organizational documents of any of its Subsidiaries or (c) conflict in any material respect with, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under or result in the creation of any material Lien on any property or asset of EXCO or its Subsidiaries (other than Liens permitted under the EPOP Credit Facility) or in any obligation by EXCO or its Subsidiaries to purchase or redeem, or offer to purchase or redeem, any Capital Stock or other securities of EXCO or its Subsidiaries, under any note, bond, mortgage, indenture or any contract, agreement, lease, license, instrument or other obligation (each, whether written or oral, a “Contract”) to which EXCO or any of its Subsidiaries is a party or by which EXCO or any of its Subsidiaries or any of their respective properties may be bound. Except as set forth in Section 3.05 of the EXCO Disclosure Schedules, there are no consents, waivers and approvals under any material Contracts required to be obtained by EXCO or any of its Subsidiaries in connection with their entering into this Agreement or any other Transaction Document or Vernon Acquisition Related Document to which EXCO or any such Subsidiary is a party or the consummation of the transactions contemplated hereby or thereby.

Section 3.06           Approvals. The execution and delivery by EXCO of this Agreement and the other Transaction Documents to which it is a party do not, and the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by EXCO will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Authority, except (a) approvals required by the Commission in connection with EXCO’s obligations under the Registration Rights Agreements and the Proxy Statement, (b) the filing and approval of subsequent listing applications with the NYSE, (c) the filing of Current Reports on Form 8-K as required by the Exchange Act, (e) the filing of a Form D under Regulation D under the Securities Act and any filings required under state securities laws, (f) in respect of any HSR Purchasers, the pre-merger notification requirements of the HSR Act and (g) any such consent, approval, authorization, registration, filing or notification for which the failure to obtain or make would not reasonably be expected to have an EXCO Material Adverse Effect.

Section 3.07           EXCO SEC Filings; Financial Statements.

(a)           EXCO has filed with the Commission all forms, registration statements, reports, schedules and statements and other documents (including exhibits thereto) required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, since February 8, 2006 (such forms, reports, schedules, statements and other documents, in each case, as amended, supplemented or superseded, together with the Form 10-K and any documents filed during such period by EXCO with the Commission on a voluntary basis on Form 8-K, in each case, together with any other information incorporated therein, being hereinafter referred to as the “SEC Filings”) on a timely basis or has received a valid extension of such time of filing and has filed such SEC Filings prior to the expiration of any such extension. The SEC Filings at the time filed (except to the extent corrected by a subsequently filed SEC Filing filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act.

(b)           The consolidated financial statements of EXCO and its consolidated Subsidiaries (including, in each case, any related notes thereto) contained in the SEC Filings complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q or the Exchange Act), and fairly presented the consolidated financial position of EXCO and its consolidated Subsidiaries in all material respects as at the respective dates thereof and the consolidated results of operations and cash flows of EXCO and its consolidated Subsidiaries for the periods indicated (subject, in the case of the unaudited interim financial statements, to normal audit adjustments).

Section 3.08           No Undisclosed Liabilities. There are no material liabilities or obligations of EXCO or any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determinable, known or unknown or otherwise, other than liabilities and obligations (i) reflected or disclosed in the Form 10-K (including the consolidated financial statements included therein), (ii) incurred pursuant to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and (iii) incurred in the ordinary course of business consistent with past practice after December 31, 2006 and prior to the date hereof.

Section 3.09           Contracts. The documents filed with or incorporated by reference in the Form 10-K and the SEC Filings filed with the Commission after the Form 10-K through the date hereof, and the Transaction Documents, the Vernon Acquisition Related Documents and any documents to be entered into in connection with the Vernon Acquisition prior to the closing of the Vernon Acquisition, comprise all of the agreements to which EXCO or any of its Subsidiaries is subject  (or will be subject in connection with the closing of the Vernon Acquisition) that are of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to the Securities Act, if such a registration statement were filed by EXCO on the date hereof (collectively, the “Material Contracts”).

Neither the Company nor any of its Subsidiaries is in material breach or violation of or in material default in the performance or observance of any term or provision of and no event has occurred which, with lapse of time or action by a third party, would result in a material default of the Company or any of its  Subsidiaries under any Material Contract to which it is a party and (iii) to the Knowledge of EXCO, no other party thereto is in material breach or violation of or in material default in the performance or observance of any term or provision of and no event has occurred which, with lapse of time or action by a third party, would result in a material default of any other party thereto under any Material Contract.

Section 3.10           Absence of Certain Changes. Except as disclosed in the SEC Filings filed prior to the date of this Agreement, since December 31, 2006, (a) EXCO and each of its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and (b) there has not been (i) any EXCO Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of EXCO’s outstanding securities other than regular dividend payments, (iii) any change in accounting methods, principles or practices by EXCO or any of its Subsidiaries materially affecting its assets or liabilities, except insofar as may have been required by Law or by a change in applicable GAAP, (iv) any sales, pledges, dispositions, transfers, leases, licenses, guarantees or encumbrances of any material property or assets of EXCO or any of its Subsidiaries, (v) any material acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) by EXCO or any of its Subsidiaries of any corporation, partnership, other business organization or any division thereof, (vi) any incurrence by EXCO or any of its Subsidiaries of indebtedness for borrowed money which, individually or together with all such other indebtedness, exceeds $75.0 million, (vii) grants of any security interest in any material assets of EXCO or any of its Subsidiaries, (viii) any capital expenditure or purchase of fixed assets by EXCO or any of its Subsidiaries other than in the ordinary course of business consistent with past practice or in accordance with EXCO’s capital expenditure budget as approved by EXCO’s Board of Directors, (ix) any change by EXCO or any of its Subsidiaries of any material election in respect of taxes, any adoption or change by EXCO or any of its Subsidiaries of any material accounting method in respect of taxes or settlement or compromise by EXCO or any of its Subsidiaries of any material claim, notice, audit report or assessment in respect of taxes, (x) any pre-payment of any long-term debt or payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) by EXCO or any of its Subsidiaries, except for such payments, discharges or satisfaction of claims as were made or effected in the ordinary course of business consistent with past practice, or (x) any write up, write down or write off of the book value of any material assets, or a material amount of any other assets, of EXCO or any of its Subsidiaries, other than as required by GAAP.

Section 3.11           Reporting Company; Form S-3. EXCO is, and will be immediately after the consummation of the transaction contemplated by this Agreement and the other Transaction Documents and the Vernon Acquisition Related Documents, eligible to register the Shares for resale by the Purchasers on a registration statement on Form S-3 under the Securities Act.

Section 3.12           Litigation. Except as disclosed in the SEC Filings filed prior to the date of this Agreement, there is no material claim, action, suit, inquiry, judicial or administrative proceeding or arbitration pending or, to the Knowledge of EXCO, threatened against EXCO, any of its Subsidiaries or any of their respective assets by or before any arbitrator or Governmental Authority, nor are there any material reviews or investigations relating to EXCO, any of its Subsidiaries or any of their respective assets pending, or to the Knowledge of EXCO, threatened by or before any arbitrator or Governmental Authority.

Section 3.13           Investment Company Status. EXCO is not, and immediately after receipt of the aggregate Purchase Price will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.14           Certain Fees. Other than the advisory fee to be paid to Goldman Sachs & Co., no fees or commissions will be payable by EXCO to brokers, finders or investment bankers with respect to the sale of any of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.

Section 3.15           Compliance with NYSE Continued Listing Requirements. EXCO’s Common Stock is currently listed on the NYSE. EXCO is currently in compliance in all material respects with applicable continued listing requirements of the NYSE, and EXCO has not received any notice of, nor to the Knowledge of EXCO is there any basis for, the delisting of the Common Stock from the NYSE.

Section 3.16           Compliance with Laws.

(a)           Except as set forth in the SEC Filings filed prior to the date of this Agreement, neither EXCO nor any of its Subsidiaries is or has been in conflict in any material respect with, or in material default or violation of, any Law applicable to EXCO or any of its Subsidiaries or by which any of their respective properties is bound.

(b)           (i) Each of EXCO and its Subsidiaries has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor that are presently necessary or required for the ownership and operation of its respective business as currently conducted (the “Governmental Authorizations”), (ii) each of EXCO and its Subsidiaries have conducted its respective business in all material respects in accordance with the conditions and provisions of such Governmental Authorizations, and (iii) no notice of any material violation of any Governmental Authorization has been received by EXCO or any of its Subsidiaries, and no material claims, actions, suits, inquiries or other proceedings are pending or, to EXCO’s Knowledge, threatened that could result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by EXCO or any of its Subsidiaries.

Section 3.17           Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Shares pursuant to this Agreement is exempt from the registration requirements of the Securities Act.

Section 3.18           No Directed Selling Efforts or General Solicitation. Neither EXCO nor any Person acting on EXCO’s behalf has sold or offered to sell or solicited any offer to buy the Purchased Shares by means of any form of general solicitation or advertising. Neither EXCO nor any of its Affiliates nor any Person acting on EXCO’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (a) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale of the Purchased Shares as contemplated hereby or (b) cause the offering of the Purchased Shares pursuant to the Transaction Documents to be integrated with prior offerings by EXCO for purposes of any applicable Law, including, without limitation, under the rules and regulations of the NYSE.

Section 3.19           Property; Title to Assets. EXCO and each of its Subsidiaries has good and defensible title to all of its real and personal property reflected as owned by it in the SEC Filings, free and clear of all Liens except (a) those, if any, reflected in the SEC Filings filed prior to the date of this Agreement or (b) those that, individually or in the aggregate, are not otherwise material. EXCO and each of its Subsidiaries holds its leased real and personal properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of EXCO and its Subsidiaries taken as a whole. EXCO and each of its Subsidiaries has good and defensible title in fee simple to, or has valid rights to lease or otherwise use, all items of real or personal property currently being used in its respective business that are necessary to its operations as currently conducted, except as are not materially significant in relation to the business of EXCO and it Subsidiaries taken as a whole.

Section 3.20           Taxes. EXCO and each of its Subsidiaries has timely filed all federal, state and material foreign income and franchise tax returns that it was required to file, or has obtained an extension of time within which to file such tax returns as allowed by applicable Law. EXCO and each of its Subsidiaries has paid or accrued all material taxes shown as due on such returns or extensions for payment have been properly obtained or such taxes are being timely and properly contested, and neither EXCO nor any of its Subsidiaries has Knowledge of a material tax deficiency that has been or might be asserted or threatened against it.

Section 3.21           Environmental Matters. Except as disclosed in the SEC Filings filed prior to the date of this Agreement, EXCO and each of its Subsidiaries (a) is in material compliance with all applicable Laws of any Governmental Authority relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (b) have not generated, manufactured, treated, stored or disposed of any hazardous substances on any owned or operated (or previously owned or operated) real property, except in material compliance with all Environmental Laws, (c) are not liable in any material respect for any off-site disposal or contamination pursuant to any Environmental Laws and (d) are not subject to any pending material claim relating to any Environmental Laws, and there is no pending or, to EXCO’s Knowledge, threatened investigation that might lead to such a claim.

Section 3.22           ERISA. Except as set forth in the SEC Filings filed prior to the date of this Agreement, neither EXCO nor any of its Subsidiaries maintains or contributes to, or has any obligation under, any employee benefit plan (as defined in ERISA) maintained by EXCO for employees of EXCO or any of its Affiliates. EXCO and each of its Subsidiaries is in compliance in all material respects with the presently applicable provisions of ERISA.

Section 3.23                                Employee Matters. There are no strikes, labor disputes or union organization activities pending or, to EXCO’s Knowledge, threatened between it and its employees (or between any of its Subsidiaries and such Subsidiary’s employees). No employees of EXCO or its Subsidiaries belong to any union or collective bargaining unit. EXCO is in compliance in all material respects with all applicable federal and state equal opportunity and other laws related to employment. The transactions contemplated by this Agreement and the other Transaction Documents and the Vernon Acquisition Related Documents will not entitle any employee, officer or director of EXCO or its Subsidiaries to any amount (whether in cash or property) that would be received under any employee benefit plan or employment contract, or increase the amount of or accelerate the time of payment of vesting thereof.

Section 3.24                                Insurance. EXCO and each of its Subsidiaries maintains insurance of the types and in the amounts that EXCO reasonably believes is adequate for their businesses (taking into account the cost and availability of such insurance), including, but not limited to, insurance covering all real and personal property owned and leased by EXCO and each of its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect as of the date of this Agreement and will continue to be in effect upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the Vernon Acquisition Related Documents.

Section 3.25                                Internal Accounting Controls. Except as disclosed in the SEC filings filed prior to the date of this Agreement, EXCO maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.26                                Disclosure Controls. Except as disclosed in the SEC filings filed prior to the date of this Agreement, EXCO and each of its Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by EXCO in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to EXCO’s management as appropriate to allow timely decisions regarding required disclosure. EXCO and each of its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

Section 3.27                                Sarbanes-Oxley Act. EXCO is in material compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations promulgated by the Commission thereunder in effect as of the date of this Agreement.

Section 3.28                                Oil and Gas Interests. The oil and gas reserve estimates of EXCO and its consolidated Subsidiaries as of December 31, 2006 contained in the Form 10-K are derived from reports  (the “Reserve Reports”) that have been prepared by, or have been audited by, Lee Keeling and Associates, Inc., as set forth therein and such estimates fairly reflect the oil and gas reserves of EXCO and its consolidated Subsidiaries at the dates indicated therein and are in accordance, in all material respects, with Commission guidelines applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas industry, the sale of the Wattenberg Field, Colorado properties in January 2007 as disclosed in the Form 10-K, and any production or any natural decline in production since the date of the Reserve Reports, there has been no material change with respect to the matters set forth in or otherwise addressed by such Reserve Reports or the reserve estimates included in the Form 10-K.

Section 3.29                                Board Approval. The board of directors of EXCO (the “Board of Directors”), at a meeting duly called and held, has taken unanimous action to (a) duly and validly approve and take all corporate action required to be taken by the Board of Directors to authorize the issuance and sale to the Purchasers of the Shares, the terms of the 7.0% Preferred Stock and the Hybrid Preferred Stock and the consummation of the transactions contemplated hereby and (b) resolve that the issuance and sale to the Purchasers of the Shares is advisable and in the best interests of EXCO and its shareholders.

Section 3.30                                Acknowledgment Regarding Purchasers’ Purchase of EXCO Securities. EXCO acknowledges and agrees that the Purchasers are acting solely in the capacity of arm’s length purchasers with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. EXCO further acknowledges that the Purchasers are not acting as financial advisors or fiduciaries of EXCO (or in any similar capacity) with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and any advice given by Purchasers or any of their respective representatives or agents in connection with this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Purchasers’ purchase of the Purchased Shares. EXCO further represents to the Purchasers that EXCO’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby and thereby by EXCO and its representatives.

Section 3.31                                Manipulation of Price. EXCO has not, and to its Knowledge no Person acting on its behalf has, in violation of applicable securities Laws, (a) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of EXCO or (b) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any Common Stock.

Section 3.32                                Vernon Acquisition. The representations and warranties by EXCO and its Subsidiaries party thereto and, to its Knowledge, the other parties to the Vernon Acquisition Agreement are true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which are true and correct in all respects). EXCO and its Subsidiaries have, and to EXCO’s Knowledge the other parties thereto have, complied in all material respects with all of their respective covenants and other agreements in the Vernon Acquisition Agreement. Except as contemplated by that certain First Amendment to Purchase and Sale Agreement and Assignment of Partial Interest in Purchase and Sale Agreement, to be executed immediately prior to the closing of the Vernon Acquisition, neither the Vernon Acquisition Agreement nor any related documents or agreements have been amended, modified or supplemented in any material respect, and none of the conditions to the closing of the Vernon Acquisition in any such document or agreement has been waived. Without limiting the foregoing, EXCO is not aware of any facts, events or circumstances which, individually or in the aggregate, currently or with the passage of time, could reasonably be expected to prevent or materially delay the consummation of the Vernon Acquisition.

Section 3.33                                Borrowing Base. Immediately after giving effect to the borrowing under the Credit Facilities on the Closing Date, EXCO shall have immediate availability for borrowing under the Resources Credit Facility of at least $440,000,000 and the EPOP Credit Facility of at least $200,000,000.

Section 3.34                                Equity Contribution Agreement. Upon the application of the proceeds from the sale of the Purchased Shares as set forth in Section 5.03, EXCO will have no further contribution obligations to EPOP under the Equity Contribution Agreement and such agreement will be terminated.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to EXCO (solely with respect to itself), on and as of the date of this Agreement, as follows:

Section 4.01                                Organization, Good Standing and Authority. Such Purchaser is an entity duly organized, validly existing and in good standing (to the extent such concept exists in the applicable jurisdiction) under the laws of its respective jurisdiction of organization and has all requisite power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby and otherwise perform its obligations hereunder and thereunder.

Section 4.02                                Authorization; Enforceability. Such Purchaser has all requisite power and authority, and has taken all requisite action on the part of such Purchaser, its respective officers, directors and shareholders, to authorize (a) the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of all obligations of such Purchaser hereunder or thereunder and (b) the delivery of the Purchase Price. This Agreement and each other Transaction Document to which such Purchaser is a party has been duly and validly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery by EXCO, constitutes the legal, valid and binding obligation of each such Purchaser, enforceable against each Purchaser in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.03                                No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the purchase of Purchased Shares by such Purchaser, do not, and will not, (a) conflict with or result in a violation of any provision of any Law applicable to such Purchaser, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser, or (c) conflict with, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Purchaser or any of its properties is a party or by which such Purchaser or any of its properties may be bound.

Section 4.04                                Investment. Such Purchaser is acquiring the Purchased Shares in the ordinary course of business for its own account for investment and not with a view to distributing the Purchased Shares (including any shares issuable upon the conversion of such Purchased Shares) or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States of America, any State or any other Governmental Authority, without prejudice, however, to such Purchaser’s right at all times, subject to Section 5.01, to sell or otherwise dispose of all or any part of the Purchased Shares (including any shares issuable upon the conversion of such Purchased Shares) under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated under the Securities Act).

Section 4.05                                Nature of Purchaser. Such Purchaser (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and (ii) by reason of its business and financial experience has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, is able to bear the economic risk of such investment and would be able to afford a complete loss of such investment.

Section 4.06                                Receipt of Information. Such Purchaser has had an opportunity to receive and review all information related to EXCO requested by it and to ask questions of and receive answers from EXCO regarding EXCO, its business and the terms and conditions of the offerings of the Preferred Stock (although the Purchaser and EXCO each acknowledges that neither such discussions nor any other due diligence investigation conducted by the Purchaser or any of its Representatives modifies, amends or affects EXCO’s representations and warranties contained in Article III hereof or limits the ability of the Purchaser to rely thereon). Such Purchaser acknowledges that it has had access to the SEC Filings filed prior to the date of this Agreement and has been provided a reasonable opportunity to ask questions of and receive answers from Representatives of EXCO regarding such matters. Such Purchaser has, in connection with its decision to purchase the Purchased Shares, not relied on any information provided by EXCO other than the SEC Filings filed prior to the date hereof and the representations and warranties of EXCO contained herein and in the other Transaction Documents.

Section 4.07                                Restricted Securities. Such Purchaser understands that the Purchased Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that EXCO is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Purchased Shares. Such Purchaser understands that the Purchased Shares it is purchasing (and any securities issued upon conversion thereof or as dividends thereon) are “restricted securities” under the federal securities laws inasmuch as they are being acquired from EXCO in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be Transferred without registration under the Securities Act or pursuant to an exemption therefrom. In this connection, Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act and that such Purchaser shall not Transfer the Shares except in compliance with Section 5.01.

Section 4.08                                Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders or investment bankers with respect to the sale of any of the Purchased Shares or the consummation of the transaction contemplated by this Agreement.

Section 4.09                                Prohibited Transactions. During the thirty (30) days prior to the date of this Agreement, no Purchaser nor any Affiliate of such Purchaser that has or shares discretion relating to such Purchaser’s investments or trading or information concerning such Purchaser’s investments, including in respect of the Common Stock has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, granted any other right other than the pledge of securities contemplated by Section 5.01(b) (including, without limitation, any put or call option) with respect to the Common Stock or otherwise sought to hedge its position in the Preferred Stock or Common Stock (each, a “Prohibited Transaction”).

ARTICLE V
COVENANTS

Section 5.01                                Transfer Restrictions.

(a)                                  The Purchasers may Transfer Shares only pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act and in compliance with any applicable state securities laws and this Section 5.01. Prior to any Transfer or attempted Transfer of any Shares other than Transfers (i) pursuant to an effective registration statement, (ii) pursuant to Rule 144(k) under the Securities Act, (iii) to EXCO or (iv) to Affiliates of the Transferring holder, the holder of such Shares shall give five (5) Business Days’ prior written notice (a “Transfer Notice”) to EXCO of such holder’s intention to effect such Transfer and describing the manner of the proposed Transfer. A Transfer Notice shall not be required to be delivered in connection with a Transfer of Shares in any hedging transaction that does not violate the restrictions in Section 5.11 or result in a Transfer of record ownership of any Shares. In connection with any Transfer of Shares other than pursuant to an effective registration statement, pursuant to Rule 144(k) under the Securities Act, to EXCO, to Affiliates of the Transferring Holder, or in any hedging transaction that does not violate Section 5.11 or result in a Transfer of record ownership of such

Shares, EXCO may require the transferor to provide to EXCO an  opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to EXCO, to the effect that such transfer does not require registration under the Securities Act. EXCO hereby consents to and agrees to register on the books of EXCO and with its transfer agent any Transfer of Shares that is made in accordance with this Section 5.01. Other than Transfers pursuant to an effective registration statement under the Securities Act, to EXCO or pursuant to Rule 144(k) under the Securities Act, each holder Transferring Shares will cause any proposed transferee of such Shares or any interest therein held by it to agree in writing to take and hold such Shares subject to the provisions and upon the conditions specified in this Section 5.01 of this Agreement and to be bound by the terms of, and entitled to the rights under, this Agreement as if a party hereto.

(b)                                 Notwithstanding the foregoing, EXCO acknowledges and agrees that the Purchased Shares may be pledged by a Purchaser or any direct or indirect transferee thereof in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by such securities. The pledge of the Shares shall not be deemed to be a Transfer of such securities hereunder, and no Purchaser effecting a pledge of such securities shall be required to provide EXCO with any notice thereof or otherwise make any delivery to EXCO pursuant to this Agreement or any other Transaction Document, unless otherwise required by applicable Law. EXCO hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of such securities to such pledgee by a Purchaser.

(c)                                  Legends. Each certificate representing Shares shall bear the following two legends each in the following form with such additions thereto or changes therein as EXCO may be advised by counsel are required by Law or necessary to give full effect to this Agreement:

“[NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE] HAVE [NOT] BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

“THESE SECURITIES [AND THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE] ARE SUBJECT TO A PREFERRED STOCK PURCHASE AGREEMENT DATED AS OF MARCH 28, 2007 AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.01 OF SUCH PREFERRED STOCK PURCHASE AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE

OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF  SECTION 5.01 OF SUCH PREFERRED STOCK PURCHASE AGREEMENT AS IF A PARTY THERETO. THE COMPANY WILL FURNISH A COPY OF SUCH PREFERRED STOCK PURCHASE AGREEMENT TO THE RECORD HOLDER OF THE CERTIFICATE WITHOUT CHARGE ON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”

Section 5.02                                Reservation of Common Stock.

(a)                                  From the date of this Agreement until the date of the NYSE Shareholder Approval, EXCO shall authorize and reserve for issuance to the Purchasers, free from any preemptive rights, a number of shares of Common Stock (the “Pre-Approval Reserve Amount”) equal to one hundred percent (100%) of the number of Initial Conversion Shares issuable upon the conversion of all of the 7.0% Preferred Shares issued at the Closing. Such calculations shall be made without regard to any limitation on such conversion that may otherwise exist.

(b)                                 Beginning on the date of the NYSE Shareholder Approval, EXCO shall authorize and reserve for issuance, free from any preemptive rights, a number of shares of Common Stock (the “Post-Approval Reserve Amount”) equal to one hundred and ten percent  (110%) of the of the sum of (i) the number of Initial Conversion Shares issuable upon conversion of all the 7.0% Preferred Shares outstanding from time to time and (ii) the number of Subsequent Conversion Shares issuable upon the conversion of all the Hybrid Preferred Shares outstanding from time to time. Such calculations shall be made without regard to any limitation on such conversion that may otherwise exist.

(c)                                  In the event that the authorized number of shares of Common Stock is insufficient to cover the Pre-Approval Reserve Amount or the Post-Approval Reserve Amount, as the case may be, at any time, EXCO shall take such action (including holding a meeting of its shareholders) as is necessary to increase the authorized number of shares of Common Stock to an amount sufficient to cover the Pre-Approval Reserve Amount or the Post-Approval Reserve Amount, as the case may be.

Section 5.03                                Use of Proceeds. EXCO shall use the proceeds from the sale of the Purchased Shares to (a) finance the Vernon Acquisition and (b) repay indebtedness in connection with the Senior Term Credit Agreement, dated October 2, 2006 with JPMorgan Chase Bank, N.A. and EPOP and the cash common equity contribution to EPOP in connection with that certain Equity Contribution Agreement, dated October 2, 2006 (the “EPOP Indebtedness”). EXCO shall use any proceeds remaining after such uses for general corporate and working capital purposes, including the repayment of indebtedness under the Resources Credit Facility, as it may be amended from time to time.

Section 5.04                                Disclosure of Information. EXCO shall, on or before 8:30 a.m., New York, New York time, on the first trading day following the closing of the Vernon Acquisition, issue a press release disclosing the transactions contemplated hereby. Within four (4) Business

Days of the execution and delivery of this Agreement, EXCO shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Current Report on Form 8-K the Transaction Documents, as required by the Exchange Act. Thereafter, EXCO shall timely file any filings and notices required by the Commission or applicable Law with respect to the transactions contemplated hereby. EXCO shall not, and shall cause each of its respective officers, directors, employees and agents not to, provide any Purchaser with any material nonpublic information regarding EXCO from and after the issuance of the above referenced press release without the express written consent of such Purchaser. Prior to the completion of the Vernon Acquisition, no Purchaser shall issue any public release or announcements concerning the Vernon Acquisition or the transactions contemplated hereby without the prior consent and approval of EXCO. Except as may be required by applicable Law or the rules and regulations of the Commission or the NYSE (in which case prior written notice of such inclusion shall, to the extent practicable, be provided to such Purchaser), EXCO shall not include the name of any Purchaser in any press release with respect to the transactions set forth in the Transaction Documents without the prior written consent and approval of such Purchaser.

Section 5.05                                Listing.

(a)                                  EXCO shall (i) use its best efforts to include all of the Initial Conversion Shares issuable upon conversion of the 7.0% Preferred Shares for listing on the NYSE if the Common Stock is then listed on the NYSE or, if the Common Stock is not then listed on the NYSE, on the primary national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation and (ii) promptly following the date of the NYSE Shareholder Approval, use its best efforts to include all of the Subsequent Conversion Shares issuable upon conversion of the Hybrid Preferred Shares for listing on the NYSE if the Common Stock is then listed on the NYSE or, if the Common Stock is not then listed on the NYSE, on the primary national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation.

(b)                                 EXCO shall promptly following September 26, 2007 use its best efforts to include all of the Hybrid Preferred Shares then outstanding for listing on the NYSE if the Common Stock is then listed on the NYSE or, if the Common Stock is not then listed on the NYSE, on the primary national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation.

(c)                                  EXCO shall promptly following March 30, 2011, use its best efforts to include all of the 7.0% Preferred Shares and, if after the NYSE Approval Date, all of the shares of Hybrid Preferred Stock (if not then listed) then outstanding for listing on the NYSE if the Common Stock is then listed on the NYSE or, if the Common Stock is not then listed on the NYSE, on the primary national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation.

Section 5.06                                Proxy Statement.

(a)                                  As promptly as practicable after execution of this Agreement, EXCO shall, in consultation with the Major Purchasers, prepare, and EXCO shall file with the Commission, preliminary proxy materials in compliance with Section 14 of the Exchange Act

(the “Proxy Statement”). As promptly as practicable after comments, if any, are received from the Commission thereon and after the furnishing by the Company and the Major Purchasers of all information required to be contained therein, the Company shall, in consultation with the Major Purchasers, prepare and the Company shall file any required amendments, if any, with the Commission. The Company shall notify the Major Purchasers promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with the Major Purchasers regarding, and supply the Major Purchasers with copies of, all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide the Major Purchasers a reasonable opportunity to review and comment on such document. The Company shall use its best efforts to have the Proxy Statement cleared by the Commission and shall thereafter mail to the shareholders of EXCO Common Stock as promptly as possible the Proxy Statement and all other proxy materials for the Shareholder Meeting.

(b)                                 EXCO hereby covenants and agrees that (i) the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and (ii) none of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of EXCO Common Stock or at the time of the Shareholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.07                                Shareholder Approval; Meeting of Shareholders. EXCO shall take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to convene the Shareholder Meeting as promptly as practicable but no later than September 26, 2007 to submit for approval by the requisite vote of the shareholders of EXCO the NYSE Approval Proposal. In connection with each meeting of shareholders at which the NYSE Approval Proposal is submitted for a vote of the shareholders of EXCO, to the fullest extent permitted by applicable Law, (i) the Board of Directors shall recommend that its shareholders vote in favor of the NYSE Approval Proposal and (ii) neither the Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the holders of the 7.0% Preferred Stock and/or the Hybrid Preferred Stock, the recommendation of the Board of Directors that the shareholders of EXCO Common Stock vote in favor of the NYSE Approval Proposal; provided, that at any time prior to obtaining such shareholder approval the Board of Directors may withdraw such recommendation if such Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action violates its fiduciary duties under applicable Law. EXCO shall take all lawful action to solicit from the shareholders proxies in favor of the NYSE Approval Proposal and take all other action necessary or advisable to secure the vote or consent of the shareholders that are required by the rules of the NYSE and applicable Law, including, if necessary or appropriate, adjourning the Shareholder Meeting to solicit additional proxies. Following the Triggering Date, EXCO shall not be permitted to resubmit the NYSE Approval Proposal, except as permitted by the Statements of Designation.

Section 5.08                                Form D and Blue Sky. EXCO agrees to file a Form D with respect to the Purchased Shares as required under Regulation D. EXCO has, prior to the date of this Agreement, taken all action to obtain an exemption for or to qualify the Purchased Shares for sale to the Purchasers pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification). EXCO shall make all filings and reports relating to the offer and sale of the Purchased Shares required under applicable securities or “blue sky” laws of the states of the United States following the Closing Date.

Section 5.09                                Subsequent Placements.

(a)                                  Prior to any Subsequent Placement:

(i)                                     EXCO shall deliver to each holder of Eligible Shares (an “Eligible Purchaser”) a written notice (the “Offer”) of any proposed Subsequent Placement, which Offer shall (A) identify and describe the securities to be offered (the “Offered Securities”), (B) describe the price and other terms upon which the Offered Securities are to be offered (including the aggregate number or amount of the Offered Securities to be offered), (C) offer to issue and sell the Offered Securities to each Eligible Purchaser, and (D) identify an address to which an Eligible Purchaser may transmit a notice to EXCO setting forth the portion of the Offered Securities that such Eligible Purchaser elects to purchase (the “Notice of Acceptance”).

(ii)                                  To accept an Offer, in whole or in part, an Eligible Purchaser must promptly (and in any event not later than the close of business on the tenth (10th) Business Day after the day on which the Offer is received by such Eligible Purchaser) deliver a Notice of Acceptance to EXCO. In the event EXCO timely receives Notices of Acceptance for an aggregate number or amount of Offered Securities in excess of the number or amount of Offered Securities to be included in the Subsequent Placement, each Eligible Purchaser who timely returned its Notice of Acceptance shall be entitled to purchase up to the number or amount of such Offered Securities (the “Initial Securities”) equal to the number or amount of Offered Securities multiplied by a fraction, (A) the numerator of which shall be the aggregate liquidation preference of all Eligible Shares then held by such Eligible Purchaser and (B) the denominator of which shall be the sum of the aggregate liquidation preference of all Eligible Shares held by all Eligible Purchasers who timely delivered a Notice of Acceptance.

(iii)                               In the event EXCO timely receives Notices of Acceptance for an aggregate number or amount of Offered Securities less than the number or amount of Offered Securities to be included in the Subsequent Placement, EXCO shall deliver to each Eligible Purchaser who timely delivered a Notice of Acceptance pursuant to Section 5.09(a)(ii) a written notice (the “Second Offer”), which Second Offer shall (A) set forth the number or amount of Offered Securities not purchased by the Eligible Purchasers pursuant to Section 5.09(a)(ii) (the “Refused Securities”), (B) offer to issue and sell the Refused Securities to each such Eligible Purchaser, and (C) identify an address to which such Eligible Purchaser may transmit a notice to EXCO setting forth the portion of the Refused Securities that such Eligible Purchaser elects to purchase (the “Second Notice of Acceptance”).

(iv)                              To accept a Second Offer, in whole or in part, an Eligible Purchaser must promptly (and in any event not later than the close of business on the fifth (5th) Business Day after the day on which the Second Offer is received by such Eligible Purchaser (the “Acceptance Date”)) deliver a Second Notice of Acceptance. In the event EXCO timely receives Second Notices of Acceptance for an aggregate number or amount of Refused Securities in excess of the number or amount of Refused Securities, each Eligible Purchaser who timely returned its Second Notice of Acceptance shall be entitled to purchase, in addition to such Eligible Purchaser’s Initial Securities, the number or amount of such Refused Securities  equal to the number or amount of Refused Securities which such Eligible Purchaser has elected to purchase multiplied by a fraction, (A) the numerator of which is the aggregate liquidation preference of all Eligible Shares then held by such Purchaser and (B) the denominator of which is the sum of the aggregate liquidation preference of all Eligible Shares held by all Purchasers participating in the purchase of the Refused Securities.

(v)                                 If the Eligible Purchasers do not timely elect to acquire all of the Offered Securities on the terms set forth in the Offer, then EXCO shall have 120 days from the Acceptance Date to enter into a definitive purchase agreement to sell the Offered Securities to a third party at a price not less than the price specified in the Offer and otherwise on terms and conditions that are not materially less favorable to EXCO than those set forth in the Offer.

(vi)                              Any purchase by the Eligible Purchasers of the Offered Securities is subject in all cases to the preparation, execution and delivery by EXCO and the Eligible Purchasers of a definitive purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to EXCO and the Eligible Purchasers; provided that EXCO and the Eligible Purchasers will use their good faith efforts to negotiate and execute such agreement within 30 days from the Acceptance Date.

(b)                                 The restrictions contained in Section 5.09(a) shall not apply to (i) equity securities issued (A) in connection with any issuance of shares or grant of options to employees, officers, directors or consultants of EXCO or any of its Subsidiaries pursuant to a stock option plan or other incentive stock plan duly adopted by the Board of Directors, (B) in connection with the exercise or conversion of any convertible securities, options or warrants issued and outstanding as of the date hereof or any Purchased Shares, or (C) in connection with a bona fide acquisition of another company, the primary purpose of which is not to raise cash or (ii) debt incurred under any credit facility, including any syndicated facility, or term loans or notes offered, made or sold in the credit markets.

(c)                                  The rights of an Eligible Purchaser set forth in this Section 5.09 may not be assigned or transferred by any Purchaser, including any transferee of any Shares of a Purchaser, other than to an Affiliate of such Purchaser.

Section 5.10                                Designation of Directors. Concurrently with the Closing, the board of directors of EXCO shall take action to increase the size of the board of directors by two, and shall elect Jeffrey Serota and Vincent J. Cebula as members of the board of directors as permitted by EXCO’s Bylaws.

Section 5.11                                Prohibited Transactions. With respect to each particular security the issuance of which is contemplated by this Agreement, prior to the earlier to occur of the first anniversary of this Agreement or the effective date of a registration statement with respect to such security, the Purchasers shall not engage, directly or indirectly, in a Prohibited Transaction.

Section 5.12                                Consents, Approvals and Filings. Each of the HSR Purchasers and the Company shall use its commercially reasonable efforts, to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days after the date hereof and any other required submissions under the HSR Act, in each case with respect to the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. EXCO shall pay all fees under the HSR Act relating to the transactions contemplated by this Agreement.

Section 5.13                                Further Assurances. EXCO agrees to execute and deliver, and cause each of its Subsidiaries to execute and deliver, and each Purchaser agrees to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement or the other Transaction Documents.

ARTICLE VI
INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01                                Indemnification by EXCO. EXCO agrees to indemnify each Purchaser and its officers, directors, partners, managers, members, affiliates, employees and agents, and each Person who controls any of the foregoing (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the officers, directors, partners managers, members, affiliates, employees and agents of each controlling person (collectively, “Purchaser Indemnified Parties”) from, and hold each of them harmless against, any and all losses, claims, liabilities, damages and expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred (and as incurred) in connection with prosecuting, investigating, defending or preparing to defend any action, suit, proceeding (including any investigation, litigation or inquiry), demand or cause of action that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to (x) the breach of any of the representations, warranties or covenants of EXCO contained herein or any inaccuracy in the Officer’s Certificate delivered in accordance with the Escrow Agreement, (y) their participation or involvement in the transactions contemplated hereby except to the extent resulting from their breach of this Agreement or (z) claims by third parties relating to the Transaction Documents, the Vernon Acquisition Related Documents, the use of proceeds from the purchase and sale of securities hereunder of from any incurrence of indebtedness under the EPOP Credit Facility, or any transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Purchaser Indemnified Party is or is threatened to be made a party thereto, and will promptly, upon demand, pay or otherwise reimburse a Purchaser Indemnified Party for all such amounts as incurred; provided, in the case of clause (x) only, that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.

Section 6.02                                Certain Limitations on Indemnification. The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of EXCO and Purchasers’ rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchasers (including by any of their respective advisors, consultants or representatives) or by reason of the fact that any Purchaser or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 6.03                                Indemnification Procedure. Promptly after any Purchaser Indemnified Party has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third party, which the Purchaser Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Purchaser Indemnified Party shall give the indemnifying party hereunder (the “Indemnifying Party”) written notice of such claim describing in reasonable detail the claim, the amount of the claim (if known and quantifiable) and the basis for the claim, in each case as such information is reasonably available to such Purchaser Indemnified Party; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its indemnity obligations under this Agreement except to the extent (and only to the extent that) the Indemnifying Party has been materially  prejudiced by such failure. Any Indemnifying Party shall be entitled to participate in the defense of any third-party action, lawsuit, proceeding, investigation or other claim giving rise to a Purchaser  Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense of such claim by appointing counsel reasonably acceptable to the Purchaser Indemnified Party to be the lead counsel in connection with such defense; provided that the Indemnifying Party shall acknowledge without qualifications its indemnification obligations as provided in this Article VI and accept the defense thereof; and provided further that:

(a)                                  the Purchaser Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Purchaser Indemnified Party;

(b)                                 the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Purchaser Indemnified Party if (i) reputable counsel reasonably acceptable to both the Purchaser Indemnified Party and the Indemnifying Party has advised the Indemnifying Party and the Purchaser Indemnified Party in writing that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Purchaser Indemnified Party or (ii) upon petition by the Purchaser Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend;

(c)                                  if the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Purchaser Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief will be imposed against the Purchaser Indemnified Party or (ii) such settlement does not expressly and  unconditionally release the Purchaser Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice;

(d)                                 if the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall keep the Purchaser Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement; and

(e)                                  if the Indemnifying Party shall control or assume the defense of any such claim and thereafter an appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend any such claim, or if the Indemnifying Party withdraws from such defense, the Purchaser Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense, and if the Purchaser Indemnified Party assumes the defense of any such claim pursuant to this Section 6.03(e) and proposes to settle such claim prior to a final judgment thereon or to forego appeal with respect thereto, then the Purchaser Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall be responsible for amounts paid to the extent covered by Section 6.01.

ARTICLE VII
MISCELLANEOUS

Section 7.01                                Interpretation. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including, without limitation.”  The Transaction Documents and the Statements of Designation have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 7.02                                Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any applicable Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transaction contemplated hereby are fulfilled to the extent possible.

Section 7.03                                Survival of Provisions. The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 4.01, 4.02, 4.04, 4.05, 4.06 and 4.07 shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth in this Agreement shall survive for a period of eighteen (18) months following the execution and delivery of this Agreement regardless of any investigation made by or on behalf of EXCO or any Purchaser (the “Survival Period”). The covenants made in this Agreement or any other Transaction Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Shares and payment therefor and repayment, conversion, exercise or repurchase thereof. The obligations to indemnify and hold harmless a party hereto in respect of a breach of a representation or warranty shall terminate after the Survival Period; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which a Purchaser  Indemnified Party shall have, prior to the expiration of the Survival Period, previously made a claim to the Indemnifying Party in accordance with Article VI. All indemnification obligations of EXCO and the Purchasers and the provisions of Article VI shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section, regardless of any purported general termination of this Agreement.

Section 7.04                                Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, except by the written consent of EXCO and the holders of record of at least 60% in number of then outstanding shares of Preferred Stock; provided, however, that, notwithstanding the foregoing, any amendment or modification of or supplement to this Agreement which would materially and adversely affect any Purchaser in a manner that is disproportionate to the other Purchasers will be binding upon and enforceable against such Purchaser only with its prior written consent. Each holder of record of Shares outstanding at the time of any such amendment, modification, supplement, waiver or consent or thereafter shall be bound by any such amendment, modification, supplement, waiver or consent effected pursuant to this Section 7.04, whether or not any notice, writing or marking indicating such amendment, modification, supplement, waiver or consent appears on the Shares or is delivered to such holder. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver or any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

Section 7.05                                Binding Effect; Assignment. This Agreement shall be binding upon EXCO, each Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties and their respective successors and permitted assigns. EXCO shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any Purchaser may assign its rights under this Agreement to any Person to whom such Purchaser transfers Shares in compliance with Section 5.01.

Section 7.06                                Notices. All notices and other communications provided for or permitted hereunder shall be made in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)                                  If to EXCO:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas  75251

Attention:  General Counsel

Telephone:  (214) 368-2084

Facsimile:  (214) 706-3409

with a copy to:

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, Texas  75201

Attention:  Jeffrey A. Chapman

Telephone:  (214) 220-7797

Facsimile:  (214) 999-7797

(b)                                 If to a Purchaser, to the address of such Purchaser set forth on the Schedule A hereto;

or to such other address as EXCO or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered by an air courier guaranteeing overnight delivery.

Section 7.07                                Removal of Legend. EXCO shall remove the legends described in Section 5.01(c) of this Agreement from the certificates evidencing a Purchaser’s Shares, at the request of a Purchaser who submits to EXCO such certificates, together with an opinion of counsel to the effect that such legend is no longer required under the Securities Act or applicable state securities laws, as the case may be, unless EXCO, with the advice of counsel, determines that opinion is incorrect.

Section 7.08                                Entire Agreement. This Agreement, the Statements of Designation and the other Transaction Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein, superseding all prior agreements and understandings among the Parties with respect to such subject matter.

Section 7.09                                Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Section 7.10                                Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the exclusive jurisdiction of any state or federal courts located in New York County, New York in connection with any disputes arising out of or relating to this Agreement and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.06 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

Section 7.11                                Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

Section 7.12                                Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.13                                Expenses. The Parties shall pay their own costs and expenses in connection with the transactions contemplated by this Agreement, except that EXCO shall pay all filing fees incurred by the Parties under the HSR Act and the reasonable fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP and Latham & Watkins LLP. EXCO shall also reimburse the Purchasers for their reasonable and documented due diligence expenses incurred in connection with the transactions contemplated hereby (but not the fees and expenses of legal counsel except as set forth in the immediately preceding sentence), provided, that any request for such expense reimbursement by the Purchasers be accompanied by a detailed invoice for such amount. If any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 7.14                                No Duty to Other Purchasers. Each Purchaser acknowledges that it has not relied on any other Purchaser, and that no other Purchaser (or any Affiliate or representative thereof) has acted as a financial advisor or fiduciary of such Purchaser (or in any similar capacity) and has no duty to such Purchaser with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. Each Purchaser confirms with each other Purchaser that each Purchaser has conducted its own due diligence in connection with its investment in the Shares and the transactions contemplated by this Agreement and the other Transaction Documents and the other Purchasers may therefore have information different from, or additional to, the information possessed by such Purchaser. In addition, although certain of the other Purchasers may have shared information received by them (including information contained in third party reports prepared for such other Purchasers) with such Purchaser, no representation or warranty is being made with respect to such information by any such Purchaser or any such third party. Nothing in this Section 7.14 is meant to limit any duty, obligation or liability EXCO may have to any Purchaser under this Agreement or otherwise.

Section 7.15                                Counsel to Purchasers. Each Purchaser acknowledges and agrees that Paul, Weiss, Rifkind, Wharton & Garrison LLP has acted as counsel only to Oaktree Capital Management LLC and its related entities and Latham & Watkins LLP has acted as counsel solely to Ares Management LLC and its related entities in connection with the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. Neither Paul, Weiss, Rifkind, Wharton & Garrison LLP nor Latham & Watkins LLP has represented any other Purchaser with respect thereto and owes no duties to any other Purchaser in connection with such transactions.

Section 7.16                                Disclosure Schedules. Each reference contained herein to the EXCO Disclosure Schedules qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains an express reference to the EXCO Disclosure Schedules) to the extent a matter in the EXCO Disclosure Schedules is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face. Certain information set forth in the EXCO Disclosure Schedules is included solely for informational purposes, is not an admission of materiality with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

EXCO RESOURCES, INC.

By:	/s/ J. Douglas Ramsey, Ph.D.
Name:	J. Douglas Ramsey, Ph.D.
Title:	Vice President and Chief Financial Officer

*See attached schedule of Purchasers

SIGNATURE PAGE

PREFERRED STOCK PURCHASE AGREEMENT

SCHEDULE OF PURCHASERS

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

OCM EXCO HOLDINGS, LLC

ARES CORPORATE OPPORTUNITIES FUND, L.P.

ACOF EXCO, L.P.

ACOF EXCO 892 INVESTORS, L.P.

ARES CORPORATE OPPORTUNITIES FUND II, L.P

ARES EXCO, L.P.

ARES EXCO 892 INVESTORS, L.P.

GREENHILL CAPITAL PARTNERS II, L.P.

GREENHILL CAPITAL PARTNERS (CAYMAN) II, L.P.

GREENHILL CAPITAL PARTNERS (EXECUTIVES) II, LP.

GREENHILL CAPITAL PARTNERS (EMPLOYEES) II, LP.

FARALLON CAPITAL PARTNERS, L.P.

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

FARALLON CAPITAL INSTITUTIONAL PARTNERS II. L.P.

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

TINICUM PARTNERS, L.P.

FIDELITY ADVISOR SERIES II: FIDELITY ADVISOR HIGH INCOME ADVANTAGE

PENSION INVESTMENT COMMITTEE OF GENERAL MOTORS FOR GENERAL
MOTORS EMPLOYEES DOMESTIC GROUP PENSION TRUST

FIDELITY ADVISOR SERIES I:  FIDELITY ADVISOR LEVERAGED COMPANY
STOCK FUND

FIDELITY SECURITIES FUND:  FIDELITY LEVERAGED COMPANY STOCK FUND

FIDELITY FINANCIAL TRUST:  FIDELITY CONVERTIBLE SECURITIES FUND

CREDIT SUISSE SECURITIES (USA) LLC

BEAR, STEARNS & CO. INC.

LB I GROUP INC.

THIRD POINT PARTNERS LP

THIRD POINT PARTNERS QUALIFIED LP

THIRD POINT OFFSHORE FUND, LTD.

THIRD POINT ULTRA LTD.

OHSF FINANCING, LTD.

OHSF FINANCING II, LTD.

OAK HILL CREDIT OPPORTUNITIES FINANCING, LTD.

OAK HILL CREDIT ALPHA FINANCE I, L.P.

OAK HILL CREDIT ALPHA FINANCE I (OFFSHORE), LTD.

LERNER ENTERPRISES, L.P.

AMERICAN GENERAL LIFE INSURANCE COMPANY

AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

AIG LIFE INSURANCE COMPANY

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

AMERICAN INTERNATIONAL GROUP, INC. RETIREMENT PLAN

SUNAMERICA INCOME FUNDS –SUNAMERICA STRATEGIC BOND FUND

SEASON SERIES TRUST – STRATEGIC FIXED INCOME PORTFOLIO

SUNAMERICA INCOME FUNDS –SUNAMERICA HIGH YIELD BOND FUND

VALIC COMPANY II – STRATEGIC BOND FUND

VALIC COMPANY II – HIGH YIELD BOND FUND

SUNAMERICA SERIES TRUST – HIGH YIELD BOND PORTFOLIO

CYRUS OPPORTUNITIES MASTER FUND II, LTD.

CYRUS SHORT CREDIT MASTER FUND, LTD.

CRS FUND, LTD.

KINGS ROAD INVESTMENT LTD.

STRATEGIC CO-INVESTMENT PARTNERS,   L.P.

PARTNERS GROUP ACCESS 12, L.P.

STOCKWELL FUND, L.P.

AIG ANNUITY INSURANCE COMPANY

MERIT LIFE INSURANCE CO.

AIG LIFE INSURANCE COMPANY

AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

AMERICAN GENERAL ASSURANCE COMPANY

AMERICAN GENERAL LIFE INSURANCE COMPANY

BARCLAYS BANK PLC

SILVER POINT CAPITAL OFFSHORE FUND, LTD

SILVER POINT CAPITAL  FUND, L.P.

SPCP GROUP III, LLC

APOLLO INVESTMENT CORPORATION

BLACKROCK GLOBAL SERIES HIGH YIELD BOND FUND

BLACKROCK FUNDS – HIGH YIELD BOND PORTFOLIO

MET INVESTORS ADVISORY L.L.C.

BLACKROCK HIGH INCOME FUND OF BLACKROCK BOND FUND, INC.

BLACKROCK HIGH INCOME PORTFOLIO

BLACKROCK HIGH INCOME V.I. FUND

MLIIF US DOLLAR HIGH YIELD BOND FUND

MANAGED ACCOUNT SERIES; HIGH                               INCOME PORTFOLIO

MULTI-STRATEGY FIXED INCOME ALPHA MASTER SERIES TRUST

MAGNETITE ASSET INVESTORS III, L.L.C.

THE GALAXITE MASTER UNIT TRUST

BLACKROCK FINANCIAL MANAGEMENT,

SOLELY IN ITS CAPACITY AS
INVESTMENT ADVISOR OF THE
OBSIDIAN MASTER FUND, A SUB-TRUST
OF THE OBSIDIAN MASTER SERIES TRUST

BLACKROCK CORPORATE HIGH YIELD FUND, INC.

BLACKROCK CORPORATE HIGH YIELD FUND III, INC.

BLACKROCK CORPORATE HIGH YIELD FUND V, INC.

BLACKROCK CORPORATE HIGH YIELD FUND VI, INC.

MERRILL LYNCH GLOBAL INVESTMENT SERIES: INCOME STRATEGIES
PORTFOLIO

BLACKROCK DEBT STRATEGIES FUND, INC.

BLACKROCK DIVERSIFIED INCOME STRATEGIES FUND, INC.